EXHIBIT 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 419-7877
November 10, 2005                                        Email: info@spherix.com

                     SPHERIX ANNOUNCES THIRD QUARTER PROFITS

FOR IMMEDIATE RELEASE:
----------------------
BELTSVILLE, MD. Spherix Incorporated (NASDAQ/SPEX) today reported third quarter profits of $285,000 ($0.02 per share) on revenue of $6.7 million. The Company achieved results consistent with those of the same period of the prior year on less revenue as a result of the Company's cost cutting efforts. An anticipated growth in revenue was affected by a drop in reservation sales caused by hurricanes and the spike in gas prices, and by a temporary reduction of funding on one of the Company's larger government information contracts. Funding on this contract was fully restored on October 1, 2005, with the start of the government's new fiscal year.

                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                        SEPTEMBER 30                  SEPTEMBER 30
                                 ---------------------------   ----------------------------
                                     2005           2004           2005            2004
                                 ------------   ------------   ------------    ------------
Revenue                          $  6,705,302   $  7,091,235   $ 19,204,071    $ 18,905,230
Operating expense                   6,416,528      6,790,803     19,772,573      18,969,555
                                 ------------   ------------   ------------    ------------
Income (loss) from operations    $    288,774   $    300,432   $   (568,502)   $    (64,325)
Net income (loss)                $    284,938   $    293,622   $   (560,458)   $    (61,522)
Net income (loss) per share      $       0.02   $       0.02   $      (0.05)   $      (0.01)

        Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

        Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

                 Our Internet address is http://www.spherix.com.

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